EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CLARK HOLDINGS INC.

1.  The name of the corporation is: Clark Holdings Inc.

2.  The address of its registered office in the State of Delaware is: Corporation
Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is: The Corporation Trust Company.

3.  The nature of the business or purposes to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.  The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000), all of which shall be Common Stock, and the par value of each of such shares is $0.0001.

The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.

5.  The corporation is to have perpetual existence.

6.  In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

7.  Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.

8.  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.